Exhibit 10.3

EXECUTION COPY

December 29, 2025

Joseph Belling

8665 New Trails Drive, Suite 100

The Woodlands, TX 77381

Re: Retention Bonus Agreement

Dear Joe:

Reference is made to that certain (i) Agreement and Plan of Merger, dated as of July 28, 2025, by and among Chart Industries, Inc. (the “Company”), Baker Hughes Company, and Tango Merger Sub, Inc. (the “Merger Agreement”, and the transaction contemplated thereby, the “Merger”), and (ii) Employment Agreement, dated as of November 14, 2025, by and between you and the Company (the “Employment Agreement”).

The purpose of this letter agreement (this “Agreement”) is to memorialize the terms of a cash retention bonus that you are eligible to receive from the Company, as described below and subject to your timely execution of this Agreement.

1.

Retention Bonus. The Company is very appreciative of your work to consummate the Merger and facilitate a successful integration, and highly values your continued service to the Company through and after the Closing Date (as defined in the Merger Agreement). Therefore, the Company is pleased to award you the opportunity to earn a one-time retention bonus in the amount of $200,000, less applicable taxes and withholdings (the “Retention Bonus”). The Retention Bonus will vest on the twelve (12) month anniversary of the Closing Date (the “Retention Date”), subject to your continued employment through such date. Notwithstanding the foregoing, if, after the Closing Date but prior to the Retention Date, your employment is terminated by the Company other than for Cause or you resign for Good Reason (in each case as defined in the Employment Agreement), the Retention Bonus will vest in full. The Retention Bonus, if earned, shall be paid in a lump sum by the Company promptly (but no later than the next payroll) following the Retention Date or the date of your termination by the Company other than for Cause or your resignation for Good Reason, as applicable.

The Retention Bonus will not count toward or be considered in determining payments or benefits under any other plan, program or agreement of the Company or its affiliates or successors, including for purposes of any severance entitlements under your Employment Agreement or any other plan, program, agreement or arrangement, and will not be subject to deferral under any non-qualified deferred compensation plan.

2.

Miscellaneous. Sections 13(a) (Governing Law), 13(b) (Dispute Resolution), 13(c) (Entire Agreement; Amendments), 13(e) (Severability), 13(f) (Assignment), 13(h) (Successors; Binding Agreement), 13(m) (Withholding Taxes), 13(n) (Counterparts), and 13(o) (Compliance with Section 409A) of the Employment Agreement are hereby incorporated by reference into this Agreement and will continue to apply as if set forth herein, mutatis mutandis, with such interpretive modifications as are necessary to preserve the intent and meaning of such provisions.

Your signature below will signify your acceptance of the terms of this Agreement. Please sign and return a copy of this Agreement at your earliest convenience.

Very truly yours,

CHART INDUSTRIES, INC.

By:	/s/ Jillian Evanko
Name: Jillian Evanko
Title: President and CEO

Accepted and agreed:

/s/ Joseph Belling
Joseph Belling